EXHIBIT 99.1

Broadwind Energy Announces Q2 2017 Results

Highlights:

  Q2 2017 orders of $18 million include Gearing orders surge to $12 million -- recovery of oil and gas market and successful expansion of customer base

  Q2 2017 revenue of $43 million flat vs. Q2 2016 – lower tower sales volumes offset by added Red Wolf sales

  Tower manufacturing productivity gains and cost efficiencies drive higher segment earnings despite lower near-term demand from key customers

  Q2 2017 loss of $.05 per share and EBITDA of $2 million, in line with guidance

  YTD revenue of $99 million and EPS of $.39 including Q1 2017 tax benefit of $.34

  Operating working capital increases to $23.0 million due to lower customer deposits and the timing of receipts

CICERO, Ill., Aug. 01, 2017 (GLOBE NEWSWIRE) -- Broadwind Energy, Inc. (NASDAQ:BWEN) reported sales of $43.4 million in Q2 2017, flat compared to Q2 2016. Towers and Weldments segment revenue was down 10% due to lower sales volumes compared to the prior year, partially offset by higher pass-through material content. Offsetting the weaker tower revenue was $3.0 million of sales from the Process Systems segment due primarily to the acquisition of Red Wolf Company, LLC earlier this year.

The Company reported a net loss from continuing operations of $.7 million, or $.05 per share, in Q2 2017, compared to break-even in Q2 2016, largely due to the addition of amortization expenses associated with the acquisition of Red Wolf.

The Company reported near break-even results from discontinued operations in Q2 2017, compared to a net loss from discontinued operations of $.5 million, or $.03 per share in Q2 2016, as activities in the discontinued segment have substantially wound down.

The Company reported non-GAAP adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, share-based payments and restructuring costs) of $2.0 million in Q2 2017, essentially flat compared to $2.1 million in Q2 2016 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Broadwind CEO Stephanie Kushner stated, “We had a strong first half and our second quarter results were in line with expectations. Despite lower tower volumes, we produced consistently and reliably and delivered solid segment profits on fewer, more complex towers. The productivity gains and cost management demonstrated by towers management are critical as our turbine customers are facing increasing cost pressure from windfarm developers.

“In Gearing, we are seeing the initial impact of a recovery in oil and gas volumes. Importantly, as our operating performance has improved in this business, we have added some significant new customers. The market recovery and new customer wins resulted in slightly higher revenue during the second quarter, but we expect quarterly revenues to rise to the $8 million run rate beginning in Q3, and position us for profitability in this segment.”

Ms. Kushner continued, “Integration of the Red Wolf acquisition is continuing. Our second quarter results in the Process Systems segment were weaker than expected, due in part to shipping delays in both Red Wolf and for compressed natural gas (CNG) units. We expect quarterly revenues to recover to the $5 million or more range during the second half of this year. First half sales for Red Wolf have been impacted by lower demand for certain types of aftermarket kits and unanticipated variability in shipment patterns. We expect some recovery in the second half and remain excited by the opportunities presented by this business segment.

“In the third quarter we expect a further reduction in tower volumes, offset by growth in the other segments, with total revenues in the $30 million range, and EBITDA of approximately $1 million. We are working with our customers to support a reduction in their component inventories during the next few quarters, and expect to see recovery in their offtake beginning in mid-2018. All indications point to a strong market through at least 2020.”

For the six months ended June 30, 2017, revenue totaled $99.4 million, compared to $90.1 million for the six months ended June 30, 2016. The 10% increase was due primarily to $6.3 million of sales from the Process Systems segment due to the acquisition of Red Wolf earlier this year and higher sales in the Towers and Weldments segment. The increased sales in the Towers and Weldments segment was driven by higher shipments in Q1 2017 in advance of the 100% safe harbor production tax credit deadline and significantly improved production flow in the Abilene, Texas tower plant.

Net income from continuing operations for the six months ended June 30, 2017 totaled $5.8 million, or $.39 per share, compared to a net loss from continuing operations of $.3 million, or $.02 per share, for the six months ended June 30, 2016. The current year net income includes a $5.1 million, or $.34 per share, income tax benefit due primarily to the partial release of a tax valuation allowance related to the Red Wolf acquisition. The remaining $.05 per share improvement was due to improved production flow in the Towers and Weldments segment. Net loss from discontinued operations for the six months ended June 30, 2017 totaled $.2 million compared to $.5 million for the same period in 2016. The Company reported Non-GAAP adjusted EBITDA of $5.9 million for the six months ended June 30, 2017, compared to $3.9 million for the same period in 2016. The increase was due primarily to the productivity improvements in the Towers and Weldments segment (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Orders and Backlog

The Company booked $17.6 million of net new orders in Q2 2017, down significantly from $176.2 million of net new orders booked in Q2 2016 which included initial bookings under a 3-year tower framework agreement. Orders in the Towers and Weldments segment totaled $1.5 million in Q2 2017 reflecting the weaker demand for towers as customers utilize inventories built to support the terms of the production tax credit qualification period. Gearing segment orders totaled $11.6 million in Q2 2017, more than double Q2 2016 orders of $5.6 million, due to recovery in the oil and gas industry, and the expansion of the commercial organization. Process Systems segment orders totaled $4.4 million in Q2 2017.

At June 30, 2017, total backlog was $155.9 million, compared to a backlog of $218.9 million at June 30, 2016.

Segment Results

Towers and Weldments
Broadwind Energy produces fabrications for wind, oil and gas, mining and other industrial applications, specializing in the production of wind turbine towers.

Towers and Weldments segment sales totaled $34.3 million in Q2 2017, compared to $38.0 million in Q2 2016. The decrease in sales was due to a 19% decrease in tower production versus the prior year, partly offset by higher prices due to a more complex tower design and higher material costs, which are generally passed through to customers. Near-term demand for towers has declined as key customers are reducing inventories built in 2016 and early 2017 to support the qualification terms of the production tax credit.

Despite reduced volume, Towers and Weldments operating income increased by $.1 million to $2.8 million in Q2 2017, compared to $2.7 million in Q2 2016 due to an improved production mix, higher labor productivity and successful cost reduction initiatives. Towers and Weldments segment net income in Q2 2017 totaled $2.0 million compared to $1.8 million in Q2 2016. Non-GAAP adjusted EBITDA totaled $3.9 million in Q2 2017, flat compared to Q2 2016 due mainly to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Gearing
Broadwind Energy engineers, builds and remanufactures precision gears and gearboxes for oil and gas, mining, steel and wind applications.

Gearing segment sales totaled $6.1 million in Q2 2017, compared to $5.4 million in Q2 2016 due to stronger sales to oil and gas customers, partially offset by lower sales to wind customers.

Gearing segment operating loss totaled $.6 million in Q2 2017, significantly below a $1.2 million loss in Q2 2016. The improvement was due to the initial impact of the increase in volume, significant productivity improvements and the absence of a $.3 million severance expense from Q2 2016. Net loss for the Gearing segment narrowed similarly to $.6 million compared to $1.2 million in Q2 2016. Non-GAAP adjusted EBITDA for Q2 2017 was slightly positive, compared to Non-GAAP adjusted EBITDA loss of $.5 million in Q2 2016, due to the factors described above (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Process Systems
Broadwind Energy designs and manufactures custom, modular systems for compression, filtration and other specialized process applications for the global market. On February 1, 2017 the Company acquired Red Wolf which has been combined with the Abilene-based CNG and fabrication business, previously reported as a part of Towers and Weldments, to form the Process Systems segment.

Process Systems sales for Q2 2017 totaled $3.0 million, reflecting $1 million of shipping curtailments imposed by a key customer at quarter-end. For Q2 2017, Process Systems net loss totaled $1.1 million, due to low Red Wolf volumes and no CNG unit completions, and including $.4 million of amortization associated with acquisition accounting. The non-GAAP adjusted EBITDA loss totaled $.6 million in Q2 2017 (please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release).

Corporate

Corporate and other expenses totaled $1.6 million in Q2 2017, compared to $1.4 million in Q2 2016, due to increased insurance expense, partially offset by a reduction in incentive compensation.

Cash and Liquidity

During Q2 2017, operating working capital (accounts receivable and inventory, net of accounts payable and customer deposits) increased to $23.0 million, or 13% of sales, due to declining customer deposits and the timing of customer receipts.

Capital expenditures, net of disposals, in Q2 2017 totaled $1.0 million. Expenditures included investments to upgrade the coatings systems in the tower plants, and outlays associated with the expansion of the Abilene, Texas tower plant.

Cash assets (cash and short-term investments) totaled $.2 million at June 30, 2017, essentially unchanged from March 31, 2017.

Debt and capital leases totaled $19.1 million at June 30, 2017, including the $2.6 million New Markets Tax Credit loan, which is expected to be substantially forgiven when it matures in 2018. The Company’s $25 million credit line with The PrivateBank and Trust Company had a balance of $13.7 million at June 30, 2017 and $10.1million of availability.

About Broadwind Energy, Inc.
Broadwind Energy (NASDAQ:BWEN) is a precision manufacturer of structures, equipment and components for clean tech and other specialized applications. From gears and gearing systems for wind, oil and gas and mining applications, to wind towers and industrial weldments, we have solutions for the clean tech, energy and infrastructure needs of the future. With facilities throughout the U.S., Broadwind Energy's talented team is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com

Forward-Looking Statements
This release contains “forward looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended, that reflect our current expectations regarding our future growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities, as well as assumptions made by, and information currently available to, our management. Forward looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward looking statements. Forward looking statements include any statement that does not directly relate to a current or historical fact. Our forward-looking statements may include or relate to our beliefs, expectations, plans and/or assumptions with respect to the following: (i) state, local and federal regulatory frameworks affecting the industries in which we compete, including the wind energy industry, and the related extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (ii) our customer relationships and our substantial dependency on a few significant customers and our efforts to diversify our customer base and sector focus and leverage relationships across business units; (iii) our ability to continue to grow our business organically and through acquisitions; (iv) the sufficiency of our liquidity and alternate sources of funding, if necessary; (v) our ability to realize revenue from customer orders and backlog; (vi) our ability to operate our business efficiently, manage capital expenditures and costs effectively, and generate cash flow; (vii) the economy and the potential impact it may have on our business, including our customers; (viii) the state of the wind energy market and other energy and industrial markets generally and the impact of competition and economic volatility in those markets; (ix) the effects of market disruptions and regular market volatility, including fluctuations in the price of oil, gas and other commodities; (x) the effects of the recent change of administrations in the U.S. federal government; (xi) our ability to successfully integrate and operate the business of Red Wolf Company, LLC and to identify, negotiate and execute future acquisitions; and (xii) the potential loss of tax benefits if we experience an “ownership change” under Section 382 of the Internal Revenue Code of 1986, as amended. These statements are based on information currently available to us and are subject to various risks, uncertainties and other factors that could cause our actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. We are under no duty to update any of these statements. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or other factors that could cause our current beliefs, expectations, plans and/or assumptions to change.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	December 31,
	2017	2016
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$182	$18,699
Short-term investments	-	3,171
Restricted cash	-	39
Accounts receivable, net of allowance for doubtful accounts of $193 and $145 as of June 30, 2017 and December 31, 2016, respectively	21,471	11,865
Inventories, net	21,349	21,159
Prepaid expenses and other current assets	1,620	2,449
Current assets held for sale	474	808
Total current assets	45,096	58,190
LONG-TERM ASSETS:
Property and equipment, net	57,398	54,606
Goodwill	5,218	-
Other intangible assets, net	17,020	4,572
Other assets	253	294
TOTAL ASSETS	$124,985	$117,662

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Line of credit and notes payable	$13,713	$-
Current portions of capital lease obligations	979	465
Accounts payable	14,595	15,852
Accrued liabilities	7,421	8,430
Customer deposits	5,184	18,011
Current liabilities held for sale	438	493
Total current liabilities	42,330	43,251

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	2,600	2,600
Long-term capital lease obligations, net of current portions	1,789	1,038
Other	3,674	2,190
Total long-term liabilities	8,063	5,828

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,310,090 and 15,175,767 shares issued as of June 30, 2017 and December 31, 2016, respectively	15	15
Treasury stock, at cost, 273,937 shares as of June 30, 2017 and December 31, 2016, respectively	(1,842)	(1,842)
Additional paid-in capital	379,338	378,876
Accumulated deficit	(302,919)	(308,466)
Total stockholders' equity	74,592	68,583
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$124,985	$117,662

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenues	$43,362	$43,380	$99,422	$90,137
Cost of sales	39,490	39,238	89,176	82,033
Gross profit	3,872	4,142	10,246	8,104

OPERATING EXPENSES:
Selling, general and administrative	3,917	3,850	8,337	7,925
Intangible amortization	471	111	822	222
Total operating expenses	4,388	3,961	9,159	8,147
Operating (loss) income	(516)	181	1,087	(43)

OTHER (EXPENSE) INCOME, net:
Interest expense, net	(217)	(152)	(356)	(306)
Other, net	29	5	29	17
Total other expense, net	(188)	(147)	(327)	(289)

Net (loss) income before benefit for income taxes	(704)	34	760	(332)
Benefit for income taxes	(16)	(8)	(5,034)	(16)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(688)	42	5,794	(316)
LOSS FROM DISCONTINUED OPERATIONS	(92)	(516)	(247)	(535)
NET (LOSS) INCOME	$(780)	$(474)	$5,547	$(851)

NET INCOME (LOSS) PER COMMON SHARE - BASIC:
(Loss) income from continuing operations	$(0.05)	$0.00	$0.39	$(0.02)
Loss from discontinued operations	(0.00)	(0.03)	(0.02)	(0.04)
Net (loss) income	$(0.05)	$(0.03)	$0.37	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC	15,014	14,835	14,972	14,797

NET (LOSS) INCOME PER COMMON SHARE - DILUTED:
(Loss) income from continuing operations	$(0.05)	$0.00	$0.38	$(0.02)
Loss from discontinued operations	(0.00)	(0.03)	(0.02)	(0.04)
Net (loss) income	$(0.05)	$(0.03)	$0.36	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED	15,014	14,835	15,322	14,797

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)
(UNAUDITED)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$5,547	$(851)
Loss from discontinued operations	(247)	(535)
Income (loss) from continuing operations	5,794	(316)

Adjustments to reconcile net cash used in operating activities:
Depreciation and amortization expense	4,304	3,443
Deferred income taxes	(5,034)	-
Stock-based compensation	462	432
Allowance for doubtful accounts	5	75
Gain on disposal of assets	(12)	(138)
Changes in operating assets and liabilities:
Accounts receivable	(6,846)	(7,165)
Inventories	4,586	3,171
Prepaid expenses and other current assets	829	189
Accounts payable	(2,609)	1,891
Accrued liabilities	(3,177)	(476)
Customer deposits	(12,833)	1,433
Other non-current assets and liabilities	28	(751)
Net cash (used in) provided by operating activities of continuing operations	(14,503)	1,788

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid in acquisition	(16,449)	-
Purchases of available for sale securities	-	(3,581)
Sales of available for sale securities	2,221	95
Maturities of available for sale securities	950	6,060
Purchases of property and equipment	(4,304)	(1,966)
Proceeds from disposals of property and equipment	67	554
Net cash (used in) provided by investing activities of continuing operations	(17,515)	1,162

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from lines of credit and notes payable	13,713	-
Payments on long-term debt	-	(2,799)
Principal payments on capital leases	(317)	(328)
Net cash provided by (used in) financing activities of continuing operations	13,396	(3,127)

DISCONTINUED OPERATIONS:
Operating cash flows	64	907
Investing cash flows	-	303
Financing cash flows	-	(12)
Net cash provided by discontinued operations	64	1,198

Add: Cash balance of discontinued operations, beginning of period	2	-
Less: Cash balance of discontinued operations, end of period	-	-

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(18,556)	1,021
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH beginning of the period	18,738	6,519
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH end of the period	$182	$7,540

Supplemental cash flow information:
Interest paid	$217	$267
Income taxes paid	$22	$12
Contingent consideration related to business acquisition	$2,534	$-
Non-cash investing and financing activities:
Issuance of restricted stock grants	$462	$432
Red Wolf acquisition:
Assets acquired	$26,491	$-
Liabilities assumed	$7,508	$-

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION
(IN THOUSANDS)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
ORDERS:
Towers and Weldments	$1,478	$170,637	$30,567	$206,072
Gearing	11,644	5,588	18,963	9,129
Process Systems	4,444	-	8,058	-
Total orders	$17,566	$176,225	$57,588	$215,201

REVENUES:
Towers and Weldments	$34,327	$37,963	$83,222	$79,978
Gearing	6,071	5,417	9,942	10,177
Process Systems	2,964	-	6,258	-
Corporate and Other	-	-		(18)
Total revenues	$43,362	$43,380	$99,422	$90,137

OPERATING PROFIT/(LOSS):
Towers and Weldments	$2,801	$2,725	$8,649	$5,966
Gearing	(634)	(1,189)	(2,165)	(2,392)
Process Systems	(1,099)	-	(1,921)	-
Corporate and Other	(1,584)	(1,355)	(3,476)	(3,617)
Total operating profit/(loss)	$(516)	$181	$1,087	$(43)

Non-GAAP Financial Measure
The Company provides non-GAAP adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share based compensation, and other stock payments) as supplemental information regarding the Company’s business performance. The Company’s management uses adjusted EBITDA when it internally evaluates the performance of the Company’s business, reviews financial trends and makes operating and strategic decisions. The Company believes that this non-GAAP financial measure is useful to investors because it provides investors with a better understanding of the Company’s past financial performance and future results, and it allows investors to evaluate the Company’s performance using the same methodology and information as used by the Company’s management. The Company's definition of adjusted EBITDA may be different from similar non-GAAP financial measures used by other companies and/or analysts.

BROADWIND ENERGY, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(IN THOUSANDS)
(UNAUDITED)

Consolidated	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income/(Loss) from continuing operations	$(688)	$42	$5,794	$(316)
Interest Expense	217	152	356	306
Income Tax Provision/(Benefit)	(16)	(8)	(5,034)	(16)
Depreciation and Amortization	2,203	1,787	4,304	3,443
Share-based Compensation and Other Stock Payments	241	174	462	433
Restructuring Expense	-	-	-	-
Adjusted EBITDA (Non-GAAP)	$1,957	$2,147	$5,882	$3,850

Towers and Weldments Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$2,024	$1,801	$6,028	$3,941
Interest Expense/(Benefit)	20	6	35	16
Income Tax Provision/(Benefit)	772	923	2,603	2,027
Depreciation and Amortization	1,070	1,094	2,162	2,060
Share-based Compensation and Other Stock Payments	58	37	115	75
Adjusted EBITDA (Non-GAAP)	$3,944	$3,861	$10,943	$8,119

Gearing Segment	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Loss	$(638)	$(1,194)	$(2,175)	$(2,401)
Interest Expense	2	3	6	7
Income Tax Provision/(Benefit)	2	1	4	2
Depreciation and Amortization	612	641	1,238	1,280
Share-based Compensation and Other Stock Payments	23	25	41	72
Adjusted EBITDA (Non-GAAP)	$1	$(524)	$(886)	$(1,040)

Process Systems	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income/(Loss)	$(1,103)	$-	$(5,769)	$-
Interest Expense	1	-	3	-
Income Tax Provision/(Benefit)	-	-	3,841	-
Depreciation and Amortization	467	-	801	-
Share-based Compensation and Other Stock Payments	10	-	15	-
Adjusted EBITDA (Non-GAAP)	$(625)	$-	$(1,109)	$-

Corporate and Other	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income/(Loss)	$(971)	$(565)	$7,710	$(1,856)
Interest Expense	194	143	312	283
Income Tax Provision/(Benefit)	(790)	(932)	(11,482)	(2,045)
Depreciation and Amortization	54	52	103	103
Share-based Compensation and Other Stock Payments	150	112	291	286
Adjusted EBITDA (Non-GAAP)	$(1,363)	$(1,190)	$(3,066)	$(3,229)

BWEN INVESTOR CONTACT: Joni Konstantelos, 708.780.4819 joni.konstantelos@bwen.com